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                        [LETTERHEAD OF O'MELVENY & MYERS LLP]

                                       DECEMBER
                                         8th
                                         1997



                                                               528, 715-064
(213) 669-6000


    The Macerich Company
    233 Wilshire Boulevard
    Suite 700
    Santa Monica, California   90401

         Re:  $500,000,000 Aggregate Offering Price of
              Securities of The Macerich Company
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    Ladies and Gentlemen:

              At your request, we have examined the Registration Statement on Form S-3, Registration No. 333-21157 (the "Registration Statement"), filed by The Macerich Company (the "Company") with the Securities and Exchange Commission in connection with the registration of $500,000,000 aggregate offering price of securities (the "Securities"), consisting of shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"), warrants to purchase shares of Common Stock (the "Securities Warrants") and rights to purchase shares of Common Stock (the "Rights"). We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Securities.

              Subject to (i) the proposed additional proceedings being taken as now contemplated by us and Ballard, Spahr, Andrews & Ingersoll as your counsel prior to the issuance of the Securities; (ii) the effectiveness of the Registration Statement under the Securities Act of 1933, as amended; (iii) in the case of the shares of Common Stock, the execution and delivery of and payment for the shares of Common Stock and the countersigning of the certificate or certificates representing the shares of Common Stock by a duly authorized officer of the registrar for the Common Stock of the Company; (iv) in the case of the Securities Warrants, the due authorization, execution and delivery of a Securities Warrant Agreement, the execution and delivery of and payment for the Securities Warrants and the countersigning of the certificate or certificates representing the Securities Warrants by a duly authorized officer of the Securities Warrant agent; and (v) in the case of the Rights, the due authorization, execution and delivery of a Rights Agreement, the execution and delivery of and payment for the Rights and the countersigning of the certificate or certificates representing the Rights by a duly authorized officer of the Rights agent,


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    Page 2 - The Macerich Company - December 8, 1997

    it is our opinion that:

              1. The Common Stock (including any Common Stock that may be issuable pursuant to the exercise of any Securities Warrants or Rights) will, upon the issuance and sale thereof in the manner specified in the Registration Statement, be validly issued, fully paid and nonassessable.

              2. The Securities Warrants will, upon the issuance and sale thereof in the manner specified in the Registration Statement, be validly issued, fully paid and nonassessable.

              3. The Rights will, upon the issuance and sale thereof in the manner specified in the Registration Statement, be validly issued, fully paid and nonassessable.

              We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Respectfully submitted,


                                  /s/ O'MELVENY & MYERS LLP